Exhibit 99

NEWS

MARRIOTT INTERNATIONAL REPORTS SECOND QUARTER 2023 RESULTS
AND RAISES FULL YEAR OUTLOOK

•Second quarter 2023 comparable systemwide constant dollar RevPAR increased 13.5 percent worldwide, 6.0 percent in the U.S. & Canada, and 39.1 percent in international markets, compared to the 2022 second quarter;

•Second quarter reported diluted EPS totaled $2.38, compared to reported diluted EPS of $2.06 in the year-ago quarter. Second quarter adjusted diluted EPS totaled $2.26, compared to second quarter 2022 adjusted diluted EPS of $1.80;

•Second quarter reported net income totaled $726 million, compared to reported net income of $678 million in the year-ago quarter. Second quarter adjusted net income totaled $690 million, compared to second quarter 2022 adjusted net income of $593 million;

•Adjusted EBITDA totaled $1,219 million in the 2023 second quarter, compared to second quarter 2022 adjusted EBITDA of $1,019 million;

•The company added approximately 33,100 rooms globally during the second quarter, including 17,300 rooms associated with the City Express transaction and roughly 11,200 other rooms in international markets. Marriott also added more than 2,800 conversion rooms;

•At the end of the quarter, Marriott’s worldwide development pipeline totaled more than 3,100 properties and nearly 547,000 rooms, including roughly 31,500 of pipeline rooms approved, but not yet subject to signed contracts. More than 240,000 rooms in the pipeline, including approximately 37,000 rooms from the company’s deal with MGM Resorts International, were under construction as of the end of the second quarter;

•Marriott repurchased 5.2 million shares of common stock for $903 million during the second quarter. Year to date through July 28, the company has returned $2.6 billion to shareholders through dividends and share repurchases.

BETHESDA, MD – August 1, 2023 - Marriott International, Inc. (NASDAQ: MAR) today reported second quarter 2023 results.

Anthony Capuano, President and Chief Executive Officer, said, “With continued momentum in demand for global travel, we posted another quarter of outstanding results. Second quarter worldwide RevPAR1 increased
1 All occupancy, Average Daily Rate (ADR) and RevPAR statistics and estimates are systemwide constant dollar. Unless otherwise stated, all changes refer to year-over-year changes for the comparable period. Occupancy, ADR and RevPAR comparisons between 2023 and 2022 reflect properties that are comparable in both years. Occupancy, ADR and RevPAR comparisons between 2023 and 2019 reflect properties that are defined as comparable as of June 30, 2023, even if they were not open and operating for the full year 2019 or they did not meet all the other criteria for comparable in 2019. Unless otherwise stated, all comparisons to pre-pandemic or 2019 are comparing to the same time period each year.

13.5 percent, aided by significant growth in all of our international regions, where RevPAR rose 39 percent. Greater China rebounded quickly once travel restrictions were lifted in January, with second quarter RevPAR surpassing pre-pandemic levels.

“In the U.S. & Canada, RevPAR increased 6 percent, with many urban markets showing impressive growth in the second quarter. Within customer segments, group once again performed extremely well, with revenue rising 10 percent above 2022. Business transient revenue also saw strong year-over-year growth, driven by solid average daily rate growth. Leisure transient revenue rose as well, albeit more slowly, as more travelers from the region chose to visit overseas destinations.

“Our growth strategies are proving successful. During the quarter, we added approximately 33,100 rooms to our system, including 17,300 City Express rooms in the Caribbean & Latin America region, and our industry-leading pipeline grew to nearly 547,000 rooms, with more than 240,000 global rooms under construction. In June, we announced our planned entry into the affordable midscale extended stay space in the U.S. & Canada. Initial owner interest in our new offering has been tremendous.

“Just a few weeks ago, we announced our long-term strategic licensing agreement with MGM Resorts International and the creation of MGM Collection with Marriott Bonvoy. This transaction is consistent with our strategy to pursue deals that meet customer needs, increase our distribution, and enhance the value of Marriott Bonvoy, our powerful loyalty platform. We are excited to have 17 iconic MGM Resorts properties available on our robust digital channels beginning later this fall and to dramatically increase our footprint in Las Vegas, an important, high-barrier-to-entry U.S. market. With this deal, our 2023 full year net rooms growth expectation is now 6.4 percent to 6.7 percent.

“While conditions could change rapidly, booking trends remain solid. We are raising our full year rooms growth and earnings guidance and now expect to return $4.1 billion to $4.5 billion to shareholders in 2023.”

Second Quarter 2023 Results
Marriott’s reported operating income totaled $1,096 million in the 2023 second quarter, compared to 2022 second quarter reported operating income of $950 million. Reported net income totaled $726 million in the 2023 second quarter, compared to 2022 second quarter reported net income of $678 million. Reported diluted earnings per share (EPS) totaled $2.38 in the quarter, compared to reported diluted EPS of $2.06 in the year-ago quarter.

Adjusted operating income in the 2023 second quarter totaled $1,043 million, compared to 2022 second quarter adjusted operating income of $857 million. Second quarter 2023 adjusted net income totaled $690 million, compared to 2022 second quarter adjusted net income of $593 million. Adjusted diluted EPS in the 2023 second quarter totaled $2.26, compared to adjusted diluted EPS of $1.80 in the year-ago quarter. The 2022 second quarter adjusted results excluded $13 million ($11 million after-tax and $0.03 per share) of gains on investees’ property sales and a $2 million ($2 million after-tax and $0.01 per share) gain on an asset disposition.

Adjusted results also excluded cost reimbursement revenue, reimbursed expenses and merger-related charges and other expenses. See pages A-3 and A-11 for the calculation of adjusted results and the manner in which the adjusted measures are determined in this press release.

Base management and franchise fees totaled $1,057 million in the 2023 second quarter, a 13 percent increase compared to base management and franchise fees of $938 million in the year-ago quarter. The increase is primarily attributable to RevPAR increases and unit growth.

Incentive management fees totaled $193 million in the 2023 second quarter, a 43 percent increase compared to $135 million in the 2022 second quarter. Managed hotels in international markets contributed 61 percent of the fees earned in the quarter.

Owned, leased, and other revenue, net of direct expenses, totaled $103 million in the 2023 second quarter, compared to $83 million in the year-ago quarter. The year-over-year change largely reflects improved performance at owned and leased hotels. Results in the 2022 quarter included a $12 million expense accrual related to a portfolio of 12 leased hotels in the U.S. & Canada.

General, administrative, and other expenses for the 2023 second quarter totaled $240 million, compared to $231 million in the year-ago quarter.

Interest expense, net, totaled $141 million in the 2023 second quarter, compared to $89 million in the year-ago quarter. The increase was largely due to higher interest expense associated with higher debt balances.

Equity in earnings for the second quarter totaled $7 million, compared to $15 million in the year-ago quarter. Equity in earnings in the 2022 second quarter included $13 million of gains on joint ventures’ sales of hotels.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) totaled $1,219 million in the 2023 second quarter, compared to second quarter 2022 adjusted EBITDA of $1,019 million. See page A-11 for the adjusted EBITDA calculation.

Selected Performance Information
Marriott added 254 properties (33,097 rooms) to its worldwide lodging portfolio during the 2023 second quarter, including 17,300 rooms associated with the City Express transaction and roughly 11,200 other rooms in international markets. The company also added more than 2,800 conversion rooms. Seventeen properties (1,995 rooms) exited the system during the quarter. At the end of the quarter, Marriott’s global lodging system totaled nearly 8,600 properties, with over 1,565,000 rooms.

At the end of the quarter, the company’s worldwide development pipeline totaled 3,149 properties with nearly 547,000 rooms, including 199 properties with roughly 31,500 rooms approved for development, but not yet subject to signed contracts. The pipeline includes 1,066 properties with more than 240,000 rooms under construction, or 44 percent, including approximately 37,000 rooms from the MGM Resorts deal.

In the 2023 second quarter, worldwide RevPAR increased 13.5 percent (a 12.7 percent increase using actual dollars) compared to the 2022 second quarter. RevPAR in the U.S. & Canada increased 6.0 percent (a 5.7 percent increase using actual dollars), and RevPAR in international markets increased 39.1 percent (a 36.0 percent increase using actual dollars).

Balance Sheet & Common Stock
At the end of the quarter, Marriott’s total debt was $11.3 billion and cash and equivalents totaled $0.6 billion, compared to $10.1 billion in debt and $0.5 billion of cash and equivalents at year-end 2022.

Year to date through July 28, the company has repurchased 13.6 million shares for $2.3 billion.

Company Outlook
The company’s updated guidance for full year 2023 reflects relatively steady global economic conditions through the remainder of 2023, with continued resilience in travel demand. RevPAR growth is expected to remain higher internationally than in the U.S. & Canada, where there has been a return to more normal seasonal patterns, and year-over-year RevPAR growth is stabilizing.

	Third Quarter 2023 vs Third Quarter 2022	Full Year 2023 vs Full Year 2022
Comparable systemwide constant $ RevPAR growth
Worldwide	6% to 8%	12% to 14%
U.S. & Canada	2% to 4%	7% to 9%
International	17% to 19%	28% to 30%

Year-End 2023 vs Year-End 2022
Net Rooms Growth	6.4% to 6.7%

($ in millions, except EPS)	Third Quarter 2023	Full Year 2023
Gross fee revenues	$1,185 to $1,210	$4,730 to $4,820
Owned, leased, and other revenue, net of direct expenses	Approx. $65	$330 to $335
General, administrative, and other expenses	$250 to $240	$935 to $915
Adjusted EBITDA[1,2]	$1,105 to $1,140	$4,535 to $4,650
Adjusted EPS – diluted[2,3]	$2.00 to $2.09	$8.36 to $8.65
Investment Spending[4]		$900 to $1,000
Capital Return to Shareholders[5]		$4,100 to $4,500
1See pages A-12 and A-13 for the adjusted EBITDA calculations.
2Adjusted EBITDA and Adjusted EPS – diluted for third quarter and full year 2023 do not include cost reimbursement revenue, reimbursed expenses, merger-related charges and other expenses, special tax items, or any asset sales that may occur during the year, each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant. Adjusted EPS – diluted for full year 2023 excludes a special tax item of $100 million reported in the first half of 2023. See page A-3 for the Adjusted EPS – diluted calculation for the first half of 2023.
3Assumes the level of capital return to shareholders noted above.
4Investment spending includes capital and technology expenditures, loan advances, contract acquisition costs, and other investing activities.
5 Assumes the level of investment spending noted above and that no asset sales occur during the remainder of the year.

Marriott International, Inc. (NASDAQ: MAR) will conduct its quarterly earnings review for the investment community and news media on Tuesday, August 1, 2023, at 8:30 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at http://www.marriott.com/investor, click on “Events & Presentations” and click on the quarterly conference call link. A replay will be available at that same website until August 1, 2024.

The telephone dial-in number for the conference call is US Toll Free: 800-267-6316, or Global: +1 203-518-9783. The conference ID is MAR2Q23. A telephone replay of the conference call will be available from 1:00 p.m. ET, Tuesday, August 1, 2023, until 8:00 p.m. ET, Tuesday, August 8, 2023. To access the replay, call US Toll Free: 800-839-3736 or Global:
+1 402-220-2978.

Note on forward-looking statements: All statements in this press release and the accompanying schedules are made as of August 1, 2023. We undertake no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise. This press release and the accompanying schedules contain "forward-looking statements" within the meaning of federal securities laws, including statements related to our RevPAR, rooms growth and other financial metric estimates, outlook and assumptions; our growth prospects; the effect of changes in global economic conditions; travel and lodging demand trends and expectations; booking, occupancy, ADR and RevPAR trends and expectations; our development pipeline, deletions, and growth expectations; our planned entry into midscale extended stay; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including the risk factors that we describe in our Securities and Exchange Commission filings, including our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release.

Marriott International, Inc. (NASDAQ: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of nearly 8,600 properties under 31 leading brands spanning 139 countries and territories. Marriott operates and franchises hotels and licenses vacation ownership resorts all around the world. The company offers Marriott Bonvoy®, its highly-awarded travel program. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on Twitter and Instagram.

Marriott encourages investors, the media, and others interested in the company to review and subscribe to the information Marriott posts on its investor relations website at www.marriott.com/investor or Marriott's news center website at www.marriottnewscenter.com, which may be material. The contents of these websites are not incorporated by reference into this press release or any report or document Marriott files with the SEC, and any references to the websites are intended to be inactive textual references only.

CONTACTS:	Melissa Froehlich Flood
Corporate Communications
(301) 380-4839
newsroom@marriott.com

Jackie Burka McConagha
Investor Relations
(301) 380-5126
jackie.mcconagha@marriott.com

Betsy Dahm
Investor Relations
(301) 380-3372
betsy.dahm@marriott.com

IRPR#1
Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
SECOND QUARTER 2023 AND 2022
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	June 30, 2023	June 30, 2022	Reported 2023 vs. 2022
REVENUES
Base management fees	$318	$269	18
Franchise fees[1]	739	669	10
Incentive management fees	193	135	43
Gross Fee Revenues	1,250	1,073	16
Contract investment amortization[2]	(22)	(19)	(16)
Net Fee Revenues	1,228	1,054	17
Owned, leased, and other revenue[3]	390	364	7
Cost reimbursement revenue[4]	4,457	3,920	14
Total Revenues	6,075	5,338	14

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct[5]	287	281	(2)
Depreciation, amortization, and other[6]	48	49	2
General, administrative, and other[7]	240	231	(4)
Merger-related charges and other	38	—	*
Reimbursed expenses[4]	4,366	3,827	(14)
Total Expenses	4,979	4,388	(13)

OPERATING INCOME	1,096	950	15

Gains and other income, net[8]	2	2	—
Interest expense	(140)	(95)	(47)
Interest income	(1)	6	(117)
Equity in earnings[9]	7	15	(53)

INCOME BEFORE INCOME TAXES	964	878	10

Provision for income taxes	(238)	(200)	(19)

NET INCOME	$726	$678	7

EARNINGS PER SHARE
Earnings per share - basic	$2.39	$2.06	16
Earnings per share - diluted	$2.38	$2.06	16

Basic Shares	303.6	328.2
Diluted Shares	305.0	329.5

* Calculated percentage is not meaningful.
[1] Franchise fees include fees from our franchise agreements, application and relicensing fees, timeshare and yacht fees, co-branded credit card fees, and residential branding fees.
[2] Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.
[3] Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.
[4] Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.

[5] Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.
[6] Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[7] General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.
[8] Gains and other income, net includes gains and losses on the sale of real estate, the sale of joint venture interests and other investments, and adjustments from other equity investments.
[9] Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME - AS REPORTED
SECOND QUARTER YEAR-TO-DATE 2023 AND 2022
(in millions except per share amounts, unaudited)

	As Reported	As Reported	Percent
	Six Months Ended	Six Months Ended	Better/(Worse)
	June 30, 2023	June 30, 2022	Reported 2023 vs. 2022
REVENUES
Base management fees	$611	$482	27
Franchise fees [1]	1,378	1,169	18
Incentive management fees	394	237	66
Gross Fee Revenues	2,383	1,888	26
Contract investment amortization [2]	(43)	(43)	—
Net Fee Revenues	2,340	1,845	27
Owned, leased, and other revenue [3]	746	626	19
Cost reimbursement revenue [4]	8,604	7,066	22
Total Revenues	11,690	9,537	23

OPERATING COSTS AND EXPENSES
Owned, leased, and other - direct [5]	568	478	(19)
Depreciation, amortization, and other [6]	92	97	5
General, administrative, and other [7]	442	439	(1)
Merger-related charges and other	39	9	(333)
Reimbursed expenses [4]	8,502	7,006	(21)
Total Expenses	9,643	8,029	(20)

OPERATING INCOME	2,047	1,508	36

Gains and other income, net [8]	5	6	(17)
Interest expense	(266)	(188)	(41)
Interest income	14	11	27
Equity in earnings [9]	8	17	(53)

INCOME BEFORE INCOME TAXES	1,808	1,354	34

Provision for income taxes	(325)	(299)	(9)

NET INCOME	$1,483	$1,055	41

EARNINGS PER SHARE
Earnings per share - basic	$4.84	$3.21	51
Earnings per share - diluted	$4.81	$3.20	50

Basic Shares	306.6	328.3
Diluted Shares	308.0	329.8

[1] Franchise fees include fees from our franchise agreements, application and relicensing fees, timeshare and yacht fees, co-branded credit card fees, and residential branding fees.
[2] Contract investment amortization includes amortization of capitalized costs to obtain contracts with our owner and franchisee customers, and any related impairments, accelerations, or write-offs.
[3] Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.
[4] Cost reimbursement revenue includes reimbursements from properties for property-level and centralized programs and services that we operate for the benefit of our hotel owners. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services.

[5] Owned, leased, and other - direct expenses include operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses.
[6] Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of capitalized costs incurred to acquire management, franchise, and license agreements, and any related impairments, accelerations, or write-offs.

[7] General, administrative, and other expenses include our corporate and business segments overhead costs and general expenses.
[8] Gains and other income, net includes gains and losses on the sale of real estate, the sale of joint venture interests and other investments, and adjustments from other equity investments.
[9] Equity in earnings include our equity in earnings or losses of unconsolidated equity method investments.
.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
(in millions except per share amounts)

The following table presents our reconciliations of Adjusted operating income, Adjusted operating income margin, Adjusted net income, and Adjusted diluted earnings per share, to the most directly comparable GAAP measure. Adjusted total revenues is used in the determination of Adjusted operating income margin.

	Three Months Ended			Six Months Ended
			Percent			Percent
	June 30,	June 30,	Better/	June 30,	June 30,	Better/
	2023	2022	(Worse)	2023	2022	(Worse)
Total revenues, as reported	$6,075	$5,338		$11,690	$9,537
Less: Cost reimbursement revenue	(4,457)	(3,920)		(8,604)	(7,066)
Add: Impairments[1]	—	—		—	5
Adjusted total revenues**	1,618	1,418		3,086	2,476

Operating income, as reported	1,096	950		2,047	1,508
Less: Cost reimbursement revenue	(4,457)	(3,920)		(8,604)	(7,066)
Add: Reimbursed expenses	4,366	3,827		8,502	7,006
Add: Merger-related charges and other	38	—		39	9
Add: Impairments[1]	—	—		—	5
Adjusted operating income**	1,043	857	22%	1,984	1,462	36%

Operating income margin	18%	18%		18%	16%
Adjusted operating income margin**	64%	60%		64%	59%

Net income, as reported	726	678		1,483	1,055
Less: Cost reimbursement revenue	(4,457)	(3,920)		(8,604)	(7,066)
Add: Reimbursed expenses	4,366	3,827		8,502	7,006
Add: Merger-related charges and other	38	—		39	9
Add: Impairments[2]	—	—		—	11
Less: Gains on investees' property sales[3]	—	(13)		—	(21)
Less: Gain on asset dispositions [4]	—	(2)		—	(2)
Income tax effect of above adjustments	17	23		18	14
Less: Income tax special items	—	—		(100)	—
Adjusted net income**	$690	$593	16%	$1,338	$1,006	33%

Diluted earnings per share, as reported	$2.38	$2.06		$4.81	$3.20
Adjusted diluted earnings per share**	$2.26	$1.80	26%	$4.35	$3.05	43%

** Denotes non-GAAP financial measures. Please see pages A-14 and A-15 for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1] Six months ended June 30, 2022 includes impairment charges reported in Contract investment amortization of $5 million.

[2] Six months ended June 30, 2022 includes impairment charges reported in Contract investment amortization of $5 million and Equity in earnings of $6 million.

[3] Gains on investees' property sales reported in Equity in earnings.

[4] Gain on asset dispositions reported in Gains and other income, net.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS BY OWNERSHIP TYPE
As of June 30, 2023

	US & Canada		Total International		Total Worldwide
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Managed	632	216,276	1,384	351,187	2,016	567,463
Marriott Hotels	103	57,239	172	53,864	275	111,103
Sheraton	26	20,869	184	61,857	210	82,726
Courtyard	167	27,077	117	25,152	284	52,229
Westin	40	21,868	80	24,666	120	46,534
JW Marriott	22	12,886	72	25,603	94	38,489
The Ritz-Carlton	40	12,077	75	17,824	115	29,901
Renaissance	23	10,245	54	17,327	77	27,572
Four Points	1	134	85	23,643	86	23,777
Le Méridien	1	100	72	20,037	73	20,137
W Hotels	23	6,516	39	10,399	62	16,915
Residence Inn	73	11,857	9	1,116	82	12,973
St. Regis	11	2,169	43	9,780	54	11,949
Delta Hotels by Marriott	25	6,770	27	4,956	52	11,726
Fairfield by Marriott	6	1,431	71	8,877	77	10,308
The Luxury Collection	6	2,296	41	7,983	47	10,279
Gaylord Hotels	6	10,220	—	—	6	10,220
Aloft	2	505	44	9,624	46	10,129
AC Hotels by Marriott	8	1,512	68	8,466	76	9,978
Autograph Collection	9	2,870	23	3,514	32	6,384
Marriott Executive Apartments	—	—	36	5,159	36	5,159
SpringHill Suites	25	4,241	—	—	25	4,241
Element	3	810	14	2,952	17	3,762
EDITION	5	1,379	11	2,309	16	3,688
Protea Hotels	—	—	25	3,081	25	3,081
Moxy	1	380	6	1,092	7	1,472
Tribute Portfolio	—	—	9	1,252	9	1,252
TownePlace Suites	6	825	—	—	6	825
Bulgari	—	—	7	654	7	654
Franchised	5,192	744,050	1,117	204,600	6,309	948,650
Courtyard	885	118,187	114	21,276	999	139,463
Fairfield by Marriott	1,140	107,312	51	8,966	1,191	116,278
Residence Inn	783	93,400	28	3,719	811	97,119
Marriott Hotels	233	74,401	63	18,167	296	92,568
Sheraton	144	44,781	74	21,831	218	66,612
SpringHill Suites	511	59,267	—	—	511	59,267
Autograph Collection	141	27,559	115	24,514	256	52,073
TownePlace Suites	489	49,571	—	—	489	49,571
Westin	92	31,075	27	7,858	119	38,933
Four Points	156	23,629	62	10,449	218	34,078
Aloft	158	22,580	22	3,607	180	26,187
AC Hotels by Marriott	105	17,320	49	8,665	154	25,985
Renaissance	64	18,075	30	7,671	94	25,746
Moxy	31	5,797	92	17,323	123	23,120
City Express by Marriott	—	—	149	17,300	149	17,300
Delta Hotels by Marriott	63	14,273	13	2,998	76	17,271
Tribute Portfolio	58	9,364	34	4,050	92	13,414
The Luxury Collection	11	3,112	52	9,602	63	12,714
Le Méridien	25	5,749	20	5,244	45	10,993
Element	80	10,712	2	269	82	10,981
JW Marriott	12	6,072	12	2,733	24	8,805
Design Hotels	10	1,385	70	5,187	80	6,572
Protea Hotels	—	—	33	2,622	33	2,622
The Ritz-Carlton	1	429	—	—	1	429
W Hotels	—	—	1	246	1	246
Bulgari	—	—	2	161	2	161
Marriott Executive Apartments	—	—	2	142	2	142

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS BY OWNERSHIP TYPE
As of June 30, 2023

	US & Canada		Total International		Total Worldwide
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Owned/Leased	14	4,656	38	9,209	52	13,865
Marriott Hotels	2	1,308	6	2,064	8	3,372
Courtyard	7	987	4	894	11	1,881
Sheraton	—	—	4	1,830	4	1,830
W Hotels	2	779	2	665	4	1,444
Westin	1	1,073	—	—	1	1,073
Protea Hotels	—	—	5	912	5	912
Renaissance	1	317	2	505	3	822
The Ritz-Carlton	—	—	2	550	2	550
JW Marriott	—	—	1	496	1	496
The Luxury Collection	—	—	3	383	3	383
Autograph Collection	—	—	5	361	5	361
Residence Inn	1	192	1	140	2	332
Tribute Portfolio	—	—	2	249	2	249
St. Regis	—	—	1	160	1	160
Residences	68	7,199	51	5,187	119	12,386
The Ritz-Carlton Residences	40	4,431	17	1,506	57	5,937
St. Regis Residences	10	1,196	12	1,562	22	2,758
W Residences	10	1,089	7	547	17	1,636
Westin Residences	3	266	2	353	5	619
Bulgari Residences	—	—	5	514	5	514
Sheraton Residences	—	—	2	282	2	282
Marriott Hotels Residences	—	—	2	246	2	246
The Luxury Collection Residences	1	91	3	115	4	206
EDITION Residences	3	90	—	—	3	90
Le Méridien Residences	—	—	1	62	1	62
JW Marriott Residences	1	36	—	—	1	36
Timeshare*	72	18,839	21	3,906	93	22,745
Yacht*	—	—	1	149	1	149
Grand Total	5,978	991,020	2,612	574,238	8,590	1,565,258

*Timeshare and Yacht counts are included in this table by geographical location. For external reporting purposes, these offerings are captured within “Unallocated corporate and other.”
In the above table, The Luxury Collection, Autograph Collection and Tribute Portfolio include seven total properties that we acquired when we purchased Elegant Hotels Group plc in December 2019 which we currently intend to re-brand under such brands after the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS BY TIER
As of June 30, 2023

	US & Canada		Total International		Total Worldwide
Total Systemwide	Properties	Rooms	Properties	Rooms	Properties	Rooms
Luxury	198	54,648	408	93,792	606	148,440
JW Marriott	34	18,958	85	28,832	119	47,790
JW Marriott Residences	1	36	—	—	1	36
The Ritz-Carlton	41	12,506	77	18,374	118	30,880
The Ritz-Carlton Residences	40	4,431	17	1,506	57	5,937
The Luxury Collection	17	5,408	96	17,968	113	23,376
The Luxury Collection Residences	1	91	3	115	4	206
W Hotels	25	7,295	42	11,310	67	18,605
W Residences	10	1,089	7	547	17	1,636
St. Regis	11	2,169	44	9,940	55	12,109
St. Regis Residences	10	1,196	12	1,562	22	2,758
EDITION	5	1,379	11	2,309	16	3,688
EDITION Residences	3	90	—	—	3	90
Bulgari	—	—	9	815	9	815
Bulgari Residences	—	—	5	514	5	514
Premium	1,070	359,807	1,131	296,246	2,201	656,053
Marriott Hotels	338	132,948	241	74,095	579	207,043
Marriott Hotels Residences	—	—	2	246	2	246
Sheraton	170	65,650	262	85,518	432	151,168
Sheraton Residences	—	—	2	282	2	282
Westin	133	54,016	107	32,524	240	86,540
Westin Residences	3	266	2	353	5	619
Autograph Collection	150	30,429	143	28,389	293	58,818
Renaissance	88	28,637	86	25,503	174	54,140
Le Méridien	26	5,849	92	25,281	118	31,130
Le Méridien Residences	—	—	1	62	1	62
Delta Hotels by Marriott	88	21,043	40	7,954	128	28,997
Tribute Portfolio	58	9,364	45	5,551	103	14,915
Gaylord Hotels	6	10,220	—	—	6	10,220
Design Hotels	10	1,385	70	5,187	80	6,572
Marriott Executive Apartments	—	—	38	5,301	38	5,301
Select	4,638	557,726	1,051	180,145	5,689	737,871
Courtyard	1,059	146,251	235	47,322	1,294	193,573
Fairfield by Marriott	1,146	108,743	122	17,843	1,268	126,586
Residence Inn	857	105,449	38	4,975	895	110,424
SpringHill Suites	536	63,508	—	—	536	63,508
Four Points	157	23,763	147	34,092	304	57,855
TownePlace Suites	495	50,396	—	—	495	50,396
Aloft	160	23,085	66	13,231	226	36,316
AC Hotels by Marriott	113	18,832	117	17,131	230	35,963
Moxy	32	6,177	98	18,415	130	24,592
City Express by Marriott	—	—	149	17,300	149	17,300
Element	83	11,522	16	3,221	99	14,743
Protea Hotels	—	—	63	6,615	63	6,615
Timeshare*	72	18,839	21	3,906	93	22,745
Yacht*	—	—	1	149	1	149
Grand Total	5,978	991,020	2,612	574,238	8,590	1,565,258

*Timeshare and Yacht counts are included in this table by geographical location. For external reporting purposes, these offerings are captured within “Unallocated corporate and other.”
In the above table, The Luxury Collection, Autograph Collection and Tribute Portfolio include seven total properties that we acquired when we purchased Elegant Hotels Group plc in December 2019 which we currently intend to re-brand under such brands after the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated US & Canada Properties
	Three Months Ended June 30, 2023 and June 30, 2022
	REVPAR		Occupancy			Average Daily Rate
Brand	2023	vs. 2022	2023	vs. 2022		2023	vs. 2022
JW Marriott	$239.29	3.4%	73.5%	1.2%	pts.	$325.62	1.8%
The Ritz-Carlton	$341.14	-5.3%	68.0%	-2.8%	pts.	$501.41	-1.4%
W Hotels	$245.95	-3.0%	69.7%	1.1%	pts.	$352.76	-4.5%
Composite US & Canada Luxury[1]	$294.05	-1.8%	70.8%	-0.6%	pts.	$415.17	-1.0%
Marriott Hotels	$178.84	9.1%	74.0%	2.0%	pts.	$241.71	6.2%
Sheraton	$165.07	10.0%	71.3%	3.7%	pts.	$231.43	4.3%
Westin	$182.94	4.5%	72.4%	0.1%	pts.	$252.54	4.4%
Composite US & Canada Premium[2]	$174.50	8.2%	72.9%	2.0%	pts.	$239.46	5.2%
US & Canada Full-Service[3]	$200.09	4.9%	72.4%	1.5%	pts.	$276.23	2.7%
Courtyard	$119.10	7.2%	70.9%	0.7%	pts.	$168.00	6.2%
Residence Inn	$155.77	4.6%	79.4%	-0.8%	pts.	$196.18	5.6%
Composite US & Canada Select[4]	$131.11	6.7%	73.6%	0.4%	pts.	$178.23	6.1%
US & Canada - All[5]	$183.42	5.2%	72.7%	1.2%	pts.	$252.26	3.4%

Comparable Systemwide US & Canada Properties
	Three Months Ended June 30, 2023 and June 30, 2022
	REVPAR		Occupancy			Average Daily Rate
Brand	2023	vs. 2022	2023	vs. 2022		2023	vs. 2022
JW Marriott	$231.03	2.2%	73.9%	0.8%	pts.	$312.77	1.1%
The Ritz-Carlton	$339.82	-4.6%	68.5%	-2.4%	pts.	$496.03	-1.3%
W Hotels	$245.95	-3.0%	69.7%	1.1%	pts.	$352.76	-4.5%
Composite US & Canada Luxury[1]	$278.74	-1.4%	71.5%	-0.2%	pts.	$389.71	-1.1%
Marriott Hotels	$149.83	9.1%	71.5%	2.8%	pts.	$209.46	4.9%
Sheraton	$130.81	10.3%	69.4%	3.8%	pts.	$188.57	4.3%
Westin	$167.26	6.0%	72.8%	1.6%	pts.	$229.72	3.7%
Composite US & Canada Premium[2]	$151.77	7.5%	71.2%	2.6%	pts.	$213.20	3.6%
US & Canada Full-Service[3]	$166.16	5.7%	71.2%	2.2%	pts.	$233.29	2.3%
Courtyard	$119.91	6.6%	73.4%	0.9%	pts.	$163.46	5.2%
Residence Inn	$135.41	5.7%	79.2%	-0.8%	pts.	$170.95	6.8%
Fairfield by Marriott	$99.75	6.6%	73.7%	1.1%	pts.	$135.38	5.0%
Composite US & Canada Select[4]	$117.94	6.3%	75.3%	0.7%	pts.	$156.71	5.4%
US & Canada - All[5]	$137.93	6.0%	73.6%	1.3%	pts.	$187.44	4.1%

[1] Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.
[2] Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels by Marriott, and Gaylord Hotels.
Systemwide also includes Le Méridien and Tribute Portfolio.
[3] Includes Composite US & Canada Luxury and Composite US & Canada Premium.
[4] Includes Courtyard, Residence Inn, Fairfield by Marriott, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element,
and AC Hotels by Marriott. Systemwide also includes Moxy.
[5] Includes US & Canada Full-Service and Composite US & Canada Select.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated US & Canada Properties
	Six Months Ended June 30, 2023 and June 30, 2022
	REVPAR		Occupancy			Average Daily Rate
Brand	2023	vs. 2022	2023	vs. 2022		2023	vs. 2022
JW Marriott	$244.53	16.2%	72.4%	8.1%	pts.	$337.98	3.1%
The Ritz-Carlton	$336.63	1.5%	66.5%	2.6%	pts.	$506.40	-2.4%
W Hotels	$236.64	2.6%	64.5%	5.0%	pts.	$367.07	-5.4%
Composite US & Canada Luxury[1]	$300.81	7.5%	69.1%	5.2%	pts.	$435.41	-0.7%
Marriott Hotels	$167.20	22.7%	69.8%	7.6%	pts.	$239.52	9.3%
Sheraton	$157.27	21.1%	68.0%	8.3%	pts.	$231.34	6.3%
Westin	$168.41	16.5%	68.3%	5.4%	pts.	$246.75	7.2%
Composite US & Canada Premium[2]	$163.84	21.9%	69.2%	8.2%	pts.	$236.68	7.5%
US & Canada Full-Service[3]	$193.16	16.7%	69.2%	7.6%	pts.	$279.14	3.9%
Courtyard	$109.79	16.3%	66.6%	4.0%	pts.	$164.85	9.4%
Residence Inn	$149.76	10.8%	77.1%	1.7%	pts.	$194.23	8.4%
Composite US & Canada Limited-Service[4]	$122.96	14.4%	70.0%	3.4%	pts.	$175.68	8.9%
US & Canada - All[5]	$176.19	16.3%	69.4%	6.6%	pts.	$253.92	5.3%

Comparable Systemwide US & Canada Properties
	Six Months Ended June 30, 2023 and June 30, 2022
	REVPAR		Occupancy			Average Daily Rate
Brand	2023	vs. 2022	2023	vs. 2022		2023	vs. 2022
JW Marriott	$235.59	13.0%	72.8%	7.0%	pts.	$323.77	2.1%
The Ritz-Carlton	$332.42	2.1%	66.5%	3.0%	pts.	$499.79	-2.5%
W Hotels	$236.64	2.6%	64.5%	5.0%	pts.	$367.07	-5.4%
Composite US & Canada Luxury[1]	$282.13	7.4%	69.6%	5.3%	pts.	$405.18	-0.7%
Marriott Hotels	$139.24	20.4%	67.4%	7.4%	pts.	$206.73	7.2%
Sheraton	$120.28	20.4%	65.0%	7.6%	pts.	$185.11	6.2%
Westin	$157.19	17.1%	69.1%	6.3%	pts.	$227.45	6.4%
Composite US & Canada Premium[2]	$141.97	18.8%	67.3%	7.3%	pts.	$210.86	5.8%
US & Canada Full-Service[3]	$157.86	16.3%	67.6%	7.1%	pts.	$233.54	4.0%
Courtyard	$109.49	13.9%	69.2%	3.9%	pts.	$158.31	7.4%
Residence Inn	$126.70	10.4%	76.1%	1.2%	pts.	$166.39	8.7%
Fairfield by Marriott	$89.84	10.7%	69.0%	2.8%	pts.	$130.20	6.2%
Composite US & Canada Limited-Service[4]	$108.40	12.3%	71.4%	3.1%	pts.	$151.85	7.5%
US & Canada - All[5]	$128.91	14.3%	69.8%	4.7%	pts.	$184.64	6.5%

[1] Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.
[2] Includes Marriott Hotels, Sheraton, Westin, Renaissance, Autograph Collection, Delta Hotels by Marriott, and Gaylord Hotels.
Systemwide also includes Le Méridien and Tribute Portfolio.
[3] Includes Composite US & Canada Luxury and Composite US & Canada Premium.
[4] Includes Courtyard, Residence Inn, Fairfield by Marriott, SpringHill Suites, TownePlace Suites, Four Points, Aloft, Element,
and AC Hotels by Marriott. Systemwide also includes Moxy.
[5] Includes US & Canada Full-Service and Composite US & Canada Select.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Three Months Ended June 30, 2023 and June 30, 2022
	REVPAR		Occupancy			Average Daily Rate
Region	2023	vs. 2022	2023	vs. 2022		2023	vs. 2022
Greater China	$90.90	124.5%	69.5%	27.9%	pts.	$130.86	34.3%
Asia Pacific excluding China	$109.48	45.1%	67.0%	9.7%	pts.	$163.43	24.1%
Caribbean & Latin America	$160.93	10.1%	62.8%	2.1%	pts.	$256.25	6.4%
Europe	$205.13	24.2%	75.0%	5.8%	pts.	$273.43	14.5%
Middle East & Africa	$116.06	20.0%	63.8%	4.2%	pts.	$182.05	12.2%

International - All[1]	$121.50	43.8%	68.2%	14.1%	pts.	$178.06	14.0%

Worldwide[2]	$148.66	19.9%	70.2%	8.5%	pts.	$211.77	5.5%

Comparable Systemwide International Properties
	Three Months Ended June 30, 2023 and June 30, 2022
	REVPAR		Occupancy			Average Daily Rate
Region	2023	vs. 2022	2023	vs. 2022		2023	vs. 2022
Greater China	$84.99	125.2%	68.5%	28.5%	pts.	$124.03	31.5%
Asia Pacific excluding China	$111.21	47.6%	67.3%	9.3%	pts.	$165.20	27.1%
Caribbean & Latin America	$138.71	11.9%	63.3%	1.6%	pts.	$218.98	9.0%
Europe	$161.98	24.5%	73.8%	6.9%	pts.	$219.59	12.8%
Middle East & Africa	$109.70	22.6%	63.0%	3.9%	pts.	$174.24	15.0%

International - All[1]	$119.21	39.1%	68.2%	12.4%	pts.	$174.91	13.7%

Worldwide[2]	$132.17	13.5%	71.9%	4.7%	pts.	$183.79	6.0%

[1] Includes Greater China, Asia Pacific excluding China, Caribbean & Latin America, Europe, and Middle East & Africa.
[2] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Six Months Ended June 30, 2023 and June 30, 2022
	REVPAR		Occupancy			Average Daily Rate
Region	2023	vs. 2022	2023	vs. 2022		2023	vs. 2022
Greater China	$87.42	100.1%	67.1%	25.9%	pts.	$130.35	22.8%
Asia Pacific excluding China	$113.94	73.2%	67.5%	16.9%	pts.	$168.81	29.9%
Caribbean & Latin America	$178.07	25.3%	64.6%	6.2%	pts.	$275.87	13.1%
Europe	$166.09	37.4%	68.0%	12.3%	pts.	$244.08	12.5%
Middle East & Africa	$128.26	18.3%	66.9%	4.0%	pts.	$191.80	11.3%

International - All[1]	$118.74	51.9%	67.1%	16.5%	pts.	$176.87	14.5%

Worldwide[2]	$143.96	30.4%	68.1%	12.2%	pts.	$211.32	7.2%

Comparable Systemwide International Properties
	Six Months Ended June 30, 2023 and June 30, 2022
	REVPAR		Occupancy			Average Daily Rate
Region	2023	vs. 2022	2023	vs. 2022		2023	vs. 2022
Greater China	$81.68	100.6%	66.0%	26.1%	pts.	$123.72	21.3%
Asia Pacific excluding China	$113.64	73.5%	67.4%	16.2%	pts.	$168.73	31.9%
Caribbean & Latin America	$152.12	26.0%	65.4%	6.6%	pts.	$232.60	13.2%
Europe	$130.71	39.8%	65.6%	13.2%	pts.	$199.11	11.7%
Middle East & Africa	$119.67	20.7%	65.6%	4.0%	pts.	$182.48	13.4%

International - All[1]	$114.17	49.5%	66.1%	15.4%	pts.	$172.71	14.6%

Worldwide[2]	$124.38	22.4%	68.7%	8.0%	pts.	$181.11	8.1%

[1] Includes Greater China, Asia Pacific excluding China, Caribbean & Latin America, Europe, and Middle East & Africa.
[2] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
(in millions)

	Fiscal Year 2023
	First Quarter	Second Quarter	Total
Net income, as reported	$757	$726	$1,483
Cost reimbursement revenue	(4,147)	(4,457)	(8,604)
Reimbursed expenses	4,136	4,366	8,502
Interest expense	126	140	266
Interest expense from unconsolidated joint ventures	1	1	2
Provision for income taxes	87	238	325
Depreciation and amortization	44	48	92
Contract investment amortization	21	22	43
Depreciation and amortization classified in reimbursed expenses	31	38	69
Depreciation, amortization, and impairments from unconsolidated joint ventures	4	3	7
Stock-based compensation	37	56	93
Merger-related charges and other	1	38	39
Adjusted EBITDA **	$1,098	$1,219	$2,317

Change from 2022 Adjusted EBITDA **	45%	20%	30%

	Fiscal Year 2022
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income, as reported	$377	$678	$630	$673	$2,358
Cost reimbursement revenue	(3,146)	(3,920)	(3,931)	(4,420)	(15,417)
Reimbursed expenses	3,179	3,827	3,786	4,349	15,141
Interest expense	93	95	100	115	403
Interest expense from unconsolidated joint ventures	1	2	2	1	6
Provision for income taxes	99	200	239	218	756
Depreciation and amortization	48	49	50	46	193
Contract investment amortization	24	19	22	24	89
Depreciation and amortization classified in reimbursed expenses	26	29	32	31	118
Depreciation, amortization, and impairments from unconsolidated joint ventures	13	3	7	4	27
Stock-based compensation	44	52	48	48	192
Merger-related charges and other	9	—	2	1	12
Gains on investees' property sales	(8)	(13)	(2)	—	(23)
Gain on asset dispositions	—	(2)	—	—	(2)
Adjusted EBITDA **	$759	$1,019	$985	$1,090	$3,853

** Denotes non-GAAP financial measures. Please see pages A-14 and A-15 for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
THIRD QUARTER 2023
($ in millions)

	Range
	Estimated Third Quarter 2023		Third Quarter 2022 **
Net income excluding certain items [1]	$602	$629
Interest expense	140	140
Interest expense from unconsolidated joint ventures	2	2
Provision for income taxes	193	201
Depreciation and amortization	50	50
Contract investment amortization	23	23
Depreciation and amortization classified in reimbursed expenses	35	35
Depreciation, amortization, and impairments from unconsolidated joint ventures	4	4
Stock-based compensation	56	56
Adjusted EBITDA **	$1,105	$1,140	$985

Increase over 2022 Adjusted EBITDA **	12%	16%

** Denotes non-GAAP financial measures. See pages A-14 and A-15 for information about our reasons for providing these alternative financial measures and the limitations on their use.

1Guidance excludes cost reimbursement revenue, reimbursed expenses, and merger-related charges and other expenses, each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant, except for depreciation and amortization classified in reimbursed expenses, which is included in the caption "Depreciation and amortization classified in reimbursed expenses" above. Guidance does not reflect any asset sales that may occur during the year, which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FULL YEAR 2023
($ in millions)

	Range
	Estimated Full Year 2023		Full Year 2022**
Net income excluding certain items [1]	$2,635	$2,722
Interest expense	568	568
Interest expense from unconsolidated joint ventures	6	6
Provision for income taxes	690	718
Depreciation and amortization	190	190
Contract investment amortization	90	90
Depreciation and amortization classified in reimbursed expenses	138	138
Depreciation, amortization, and impairments from unconsolidated joint ventures	17	17
Stock-based compensation	201	201
Adjusted EBITDA **	$4,535	$4,650	$3,853

Increase over 2022 Adjusted EBITDA **	18%	21%

** Denotes non-GAAP financial measures. See pages A-14 and A-15 for information about our reasons for providing these alternative financial measures and the limitations on their use.

1Guidance excludes cost reimbursement revenue, reimbursed expenses, and merger-related charges and other expenses, each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant, except for depreciation and amortization classified in reimbursed expenses, which is included in the caption "Depreciation and amortization classified in reimbursed expenses" above. Guidance does not reflect any asset sales that may occur during the year, which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, and on the related conference call, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). We discuss the manner in which the non-GAAP measures reported in this press release and schedules are determined and management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile the most directly comparable GAAP measure to each non-GAAP measure that we refer to. Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, net income, earnings per share or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Operating Income and Adjusted Operating Income Margin. Adjusted operating income and Adjusted operating income margin exclude cost reimbursement revenue, reimbursed expenses, merger-related charges and other expenses, and certain non-cash impairment charges. Adjusted operating income margin reflects Adjusted operating income divided by Adjusted total revenues. We believe that these are meaningful metrics because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Net Income and Adjusted Diluted Earnings Per Share. Adjusted net income and Adjusted diluted earnings per share reflect our net income and diluted earnings per share excluding the impact of cost reimbursement revenue, reimbursed expenses, merger-related charges and other expenses, certain non-cash impairment charges, gains and losses on asset dispositions made by us or by our joint venture investees (when applicable), the income tax effect of these adjustments, and income tax special items. The income tax special items primarily related to the resolution of a prior year tax audit. We calculate the income tax effect of the adjustments using an estimated tax rate applicable to each adjustment. We believe that these measures are meaningful indicators of our performance because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Adjusted EBITDA reflects net income excluding the impact of the following items: cost reimbursement revenue and reimbursed expenses, interest expense, depreciation and amortization (including depreciation and amortization classified in “Reimbursed expenses,” as discussed below), provision for income taxes, merger-related charges and other expenses, and stock-based compensation expense for all periods presented. When applicable, Adjusted EBITDA also excludes certain non-cash impairment charges related to equity investments and gains and losses on asset dispositions made by us or by our joint venture investees.

In our presentations of Adjusted operating income and Adjusted operating income margin, Adjusted net income and Adjusted diluted earnings per share, and Adjusted EBITDA, we exclude a one-time cost in the 2022 first half related to certain property-level adjustments related to compensation and transition costs associated with the Starwood merger, which we record in the “Merger-related charges and other” caption of our Condensed Consolidated Statements of Income (our “Income Statements”), to allow for period-over period comparisons of our ongoing operations before the impact of these items. We also exclude non-cash impairment charges (if above a specified threshold) related to our management and franchise contracts (if the impairment is non-routine), leases, equity investments, and other capitalized assets, which we record in the “Contract investment amortization,” “Depreciation, amortization, and other,” and “Equity in earnings” captions of our Income Statements to allow for period-over period comparisons of our ongoing operations before the impact of these items. We exclude cost reimbursement revenue and reimbursed expenses, which relate to property-level and centralized programs and services that we operate for the benefit of our hotel owners. We do not operate these programs and services to generate a profit over the long term, and accordingly, when we recover the costs that we incur for these programs and services from our hotel owners, we do not seek a mark-up. For property-level services, our owners typically reimburse us at the same time that we incur expenses. However, for centralized programs and services, our owners may reimburse us before or after we incur expenses, causing timing differences between the costs we incur and the related reimbursement from hotel owners in our operating and net income. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Because we do not retain any such profits or losses over time, we exclude the net impact when evaluating period-over-period changes in our operating results.

We believe that Adjusted EBITDA is a meaningful indicator of our operating performance because it permits period-over-period comparisons of our ongoing operations before these items. Our use of Adjusted EBITDA also facilitates comparison with results from other lodging companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA also excludes depreciation and amortization expense, which we report under “Depreciation, amortization, and other” as well as depreciation and amortization classified in “Contract investment amortization,” “Reimbursed expenses,” and “Equity in earnings” of our Income Statements, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Depreciation and amortization classified in “Reimbursed expenses” reflects depreciation and amortization of Marriott-owned assets, for which we receive cash from owners to reimburse the company for its investments made for the benefit of the system. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We exclude stock-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use stock-based payment awards differently, both in the type and quantity of awards granted.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR is a meaningful indicator of our performance because it measures the period-over-period change in room revenues for comparable properties. RevPAR relates to property level revenue and may not be comparable to similarly titled measures, such as revenues, and should not be viewed as necessarily correlating with our fee revenue. We calculate RevPAR by dividing room sales (recorded in local currency) for comparable properties by room nights available for the period. We present growth in comparative RevPAR on a constant dollar basis, which we calculate by applying exchange rates for the current period to each period presented. We believe constant dollar analysis provides valuable information regarding our properties’ performance as it removes currency fluctuations from the presentation of such results.